Exhibit (a)(1)(E)
REALOGY CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO 32,000,000 SHARES OF ITS COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
AT A PURCHASE PRICE NOT GREATER THAN $23.00
NOR LESS THAN $20.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 26, 2006, UNLESS THE OFFER IS EXTENDED. (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”)

August 28, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Realogy Corporation, a Delaware corporation (“Realogy”), to act as Dealer Manager in connection with Realogy’s offer to purchase for cash up to 32,000,000 shares of its common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Shares”), at a price specified by its stockholders not greater than $23.00 nor less than $20.00 per Share, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in Realogy’s Offer to Purchase, dated August 28, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”). Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.01 per share, of Realogy and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 13, 2006, between Realogy and Mellon Investor Services LLC (“Mellon”). All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

Realogy will determine a single per Share price, not greater than $23.00 nor less than $20.00 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Realogy will select the lowest purchase price (in multiples of $0.10) that will allow it to purchase 32,000,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. Realogy will purchase all Shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, tendered Shares will be purchased on a pro rata basis (including “odd lots”), with appropriate adjustments to avoid the purchase of fractional Shares. Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders will be returned at Realogy’s expense to the stockholders who tendered such Shares promptly after the Expiration Date (as defined in Section 1 of the Offer to Purchase).

On the terms and subject to the conditions of the Tender Offer, if more than 32,000,000 Shares (or such greater number of Shares as the Company may elect to accept for payment, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase Shares at the Purchase Price: first, from all holders who own beneficially or of record, fewer than 100 shares in the aggregate and who properly tender all of their Shares at or below the Purchase Price selected by the Company and who do not properly withdraw them before the Expiration Date; second, from all other shareholders who properly tender Shares at or below the Purchase Price selected by the Company and who do not properly withdraw them before the Expiration Date, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied), until we have acquired the number of shares that we have offered to purchase; and third, only if necessary to permit the Company to purchase 32,000,000 Shares (or any such greater number of Shares as the Company may elect to accept for payment, subject to applicable law), from stockholders who have validly tendered Shares at or below the Purchase Price determined in the Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. See Sections 1, 3 and 6 of the Offer to Purchase.

Realogy expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated August 28, 2006;

2.	The Letter of Transmittal (Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender Shares;

3.	The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Depositary by the Expiration Date;

4.	A printed form of letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer;

5. Letter to Stockholders, dated August 28, 2006; and

6.	A return envelope addressed to Mellon Investor Services LLC, as Depositary for the Offer.

Certain conditions of the Offer are described in Section 7 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, September 26, 2006, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer:

(a) confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other documents required in the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

(b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

Realogy will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. Realogy will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Realogy, the Information Agent or the Depositary for purposes of the Offer. Realogy will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to Mellon Investor Services LLC, as Information Agent, 480 Washington Boulevard, Attn: Information Agent Group, AIM — 074-2800, Jersey City, New Jersey 07310, (201) 680-6590 (collect), (888) 224-2745 (toll free).

Very truly yours,

Citigroup Global Markets Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF REALOGY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

3